Exhibit 10.53

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of this 5th day of September, 2004, by and between The Old Evangeline Downs, L.L.C. (hereinafter the “Employer”) and Michael Howard (hereinafter the “Employee”).

WHEREAS, the Employee has experience related to the business of the Employer; and

WHEREAS, Employer desires and intends to employ the Employee as General Manager of the Employer, pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the Employee and the Employer agree as follows:

DURATION

1.               The Agreement will be effective on the date hereof and shall continue for a term of three (3) years from and after September 5, 2004 and shall continue through September 5, 2007, except as otherwise provided herein.  This Agreement shall continue on a year-to-year basis, subject to termination by either party for any reason or no reason upon thirty (30) days prior written notice to the other.

COMPENSATION

2.               All payments of salary and other compensation to the Employee shall be payable in accordance with the Employer’s ordinary payroll and other policies and procedures.

a.               During each year of this Agreement, the Employer agrees to compensate the Employee on a salary basis at the annual rate of $225,000 (“Base Salary”).

b.              Thereafter, if this Agreement is continued as provided in paragraph 1 above, the Employee’s Base Salary will be subject to increase pursuant to the Employer’s policies and procedures regarding salary review then in effect for employees similarly situated to Employee.

c.               During the term of this Agreement, the Employee shall also receive expense reimbursements in accordance with the Employer’s policies and procedures then in effect, and which may be amended from time to time.

d.              In addition to the Base Salary Employee shall be entitled to receive a bonus in accordance to the following:

(i)                                     For the year ending 12/31/04, Employee shall be entitled to receive a bonus of $10,000.00 based on the criteria outlined by Employer’s Chief Operating Officer;

(ii)                                  On or about January 1, 2006 and for each calendar year of the term hereof, Employee shall be entitled to receive a bonus of no less than $25,000.00 and up to $112,500.00, based on Employee’s performance during the previous employment year which performance and criteria shall be based on meeting or exceeding the criteria outlined by the Chief Operating Officer.

The parties acknowledge that in order to receive a bonus, Employee must be a current employee of Employer on the date such bonus is to be paid, and shall not have given notice of an intent to resign his employment on or prior to the date such bonus is to be paid.

e.               Employee will be also entitled to be reimbursed for relocation expenses in connection with Employee’s relocation from northern Louisiana.  Such expenses of Employee will be reimbursed in accordance with the Employer’s relocation policy, but will be amended to include up to one (1) year for a temporary housing allowance for an apartment in the Opelousas area.

Both the Employer and the Employee acknowledge that such compensation and the other covenants and agreements of the Employer contained herein are fair and adequate compensation for the Employee’s services and for the mutual promises described below.

3.               The Employer and the Employee acknowledge and agree that, subject to the provisions of this Agreement, the Employee shall be entitled to receive the standard benefits given to all Employer employees.  Notwithstanding the foregoing, the Employee’s benefits shall include health insurance, a deferred compensation plan to be implemented by Employer, and such other benefits generally made available to the Employer’s management employees.

4.               The Employee acknowledges and agrees that any employee benefits provided to the Employee by the Employer incident to the Employee’s employment are governed by the applicable plan documents, summary plan descriptions or employment policies, and may be modified, suspended or revoked at any time, in accordance with the terms and provisions of the applicable documents or policies.

EMPLOYEE RESPONSIBILITIES

5.               The Employee acknowledges and agrees that he shall be employed as General Manager of the racino commonly known as Old Evangeline Downs, located in Opelousas, Louisiana, and agrees to devote his best efforts and his working time to his position with Employer and shall comply with all of the Employer’s policies and codes of conduct.  Employee shall not engage in any additional employment, including any paid consulting or other services to third parties, without the prior written approval of the Employer.

6.               The Employee acknowledges and agrees that the duties and responsibilities of the Employee required by his position are wholly within the discretion of the Chief Operating Officer and/or such other individual(s) as the Board of Directors of the Employer may designate, which duties and responsibilities may be modified, or new duties and responsibilities may be imposed by the Employer, subject to the Change of Control and Severance Provisions herein.

7.               Employee will be located in Opelousas, Louisiana for purposes of carrying out his responsibilities hereunder unless otherwise directed by the Chief Operating Officer.

TERMINATION

8.               The Employee has the right to terminate this agreement upon thirty (30) days prior written notice to Employer.  The Employee acknowledged and agrees that the Chief Operating Officer or such other individual having the authority of the Employer has the right to terminate this Employment Agreement, for any reason, by providing the Employee with sixty (60) days prior written notice of the termination or payment in lieu of such compensation during such notice period.  If the Agreement is terminated by Employee and not by the Employer, except as otherwise set forth herein, the Employer is not obligated to pay Employee compensation during such notice period (including any bonus) unless the Employer elects to have Employee continue in his employ during such period and only for the number of days the Employer elects to have Employee continue in its employ.  However, if the Agreement is terminated by the Employer without “good cause” as defined below, the Employer covenants and agrees to provide the Employee, in addition to the sixty day compensation period, with the SEVERANCE set forth in Section 14 herein.

9.               The Employee acknowledges that Employer has the right to terminate this Agreement at any time, without notice, unless specifically set forth herein, for any “good cause” defined as the following:

a.               Employee’s death.

b.              Employee becoming mentally or physically disabled (a “disability”), which disability renders Employee unable to perform, as certified by a mutually-agreeable competent medical physician, a substantial portion of Employee’s duties hereunder for a continuous period of sixty (60) days or a total of ninety (90) days in any twelve (12) consecutive month period.

c.               Employee’s commission of an act of embezzlement, fraud or misappropriation against the Employer.

d.              Employee’s conviction of or entry of a plea of guilty or a nolo contender or its equivalent to a felony.

e.               Employee’s conviction of a misdemeanor involving moral turpitude.

f.                 Employee’s continued negligence or failure to discharge Employee’s duties or responsibilities or the repeated taking of any action prohibited by Employer’s immediate supervisor, the Managing Member or the Board of Managers of the Employer, and the same is not cured within thirty (30) days after written notice specifying such failure by Employee.

g.              Employee’s gross negligence or gross misconduct in the course and scope of his employment with Employer including dishonesty, a willful violation of any law or regulation resulting in material adverse consequences to Employer.

h.              Employee’s being under the influence of illegal drugs or chronic alcohol abuse while performing his duties herein, the revocation, suspension for more than thirty (30) days or a voluntary relinquishment of any gaming license for the performance of Employee’s duties hereunder or the failure of Employee to maintain or obtain a gaming license or other license necessary for Employee to function and operate as General Manager in the jurisdictions where Employer does business or in other jurisdictions where Employee has responsibility through no fault of Employer.

i.                  Breach of any term or condition of this Agreement or any policies or procedures of Employer and Employee’s failure to cure the affects of such violation within thirty (30) days after written notice specifying in reasonable detail the alleged failure or violation.

Although Employee shall have the right to remedy certain violations or failures as set forth above where a notice provision and opportunity to cure is specifically provided, in no event will Employee be entitled to more than one thirty (30) day notice for breach or violation of the same offense or infraction; subsequent commission of the same offense or infraction will warrant immediate termination.

In the event that Employee is terminated by the Employer for “good cause”, the Employer shall only be required to pay Employee those amounts due to Employee, and Employee shall not be entitled to receive any bonus amounts.

CHANGE OF CONTROL

10.         If the Employer should undergo a “Change of Control”, as defined below, and there is a material diminution in the Employee’s responsibilities and duties, then the Employee, at his option, may notify the Employer at any time within six month (6) following such Change of Control that he intends to terminate his Agreement based upon the Change of Control.

11.         In the event that the Employee elects to terminate this Agreement based upon a Change in Control or the Employee is terminated as a result of the Change of Control as set forth below, the Employer covenants and agrees to pay to the Employee as severance compensation an amount equal to the greater of (i) the amount Employee would have received through the duration of his contract, including the value of those benefits that would have been earned but for the Change in Control including any amount of bonus that Employee would have earned but for such Change in Control, subject to customary withholding or (ii) Twelve months’ pay based on the annual compensation provided to Employee hereunder including all benefits and other compensation including the bonus, if any, that would have been earned but for the Change in Control.

12.         In the event the Employee is terminated without cause within six (6) months following such Change of Control, Employee shall be entitled to the compensation described in paragraph 11 above.

13.         As used in this Agreement, a “Change of Control” shall be deemed to have occurred in any of the following instances:

a.               The Employer is merged or consolidated with another corporation or entity and as a result of such merger or consolidation less than fifty-one percent (51%) of the outstanding voting securities, units or other interests (on a fully diluted basis) of the surviving or resulting corporation are owned in the aggregate by the former owners of the Employer;

b.              The Employer sells all or substantially all of its assets; or

c.               There is an acquisition of fifty percent (50%) or more of the outstanding voting securities, interest, units or other ownership rights of Employer pursuant to any transaction or combination of transactions by any person or group.

SEVERANCE

14.         The Employee and the Employer acknowledge and agree that, if the Employer elects to terminate this Agreement at any time prior to the expiration of its term, for any reason other than “good cause” as defined above, and is not a result of a Change in Control, the Employee shall, in addition to such compensation that has already accrued to Employee, be entitled to severance pay as described herein.  Such severance pay shall be equal to the lesser of (i) the amount Employee would have received through the duration of his contract, including the value of those benefits that would have been earned but for the Termination of his contract including the bonus; or (ii) six months pay including a pro rata share of the bonus compensation the Employer would have been paid, plus the other benefits that would have been earned based on the compensation provided to Employee hereunder, both subject to normal withholding.  Employee will be required to execute a settlement and general release of claims against the Employer, its officers, managers, members, agents, employees, successors and assigns, for matters arising out of or relating to Employee’s employment with the Employer, in a form acceptable to Employer.

SEVERABILITY

15.         The parties acknowledge and agree that each covenant and/or provision of this Agreement shall be enforceable independently of every other covenant and/or provision. Furthermore, the parties acknowledge and agree that, in the event any covenant and/or provision of this Agreement is determined to be unenforceable for any reason, the remaining covenants and/or provisions will remain effective, binding and enforceable.

WAIVER

16.         The parties acknowledge and agree that the failure of either to enforce any provision of this Agreement shall not constitute a waiver of that particular provision, or of any other provisions of this Agreement.

SUCCESSORS AND ASSIGNS AND SURVIVAL

17.         This Agreement shall be binding upon the successors and assigns of Employer and this Agreement will be fully binding upon, and may be enforced by the Employee against any successor and/or assignee of the Employer. To the extent necessary to enforce the terms of this Agreement the provisions including, but not limited to Compensation, Change in Control and Indemnification shall survive the expiration or early termination of this Agreement

INDEMNIFICATION

18.         During the term of this Agreement, the Employer shall indemnify, defend, hold and save the Employee harmless from and against any and all liabilities, costs and expenses whatsoever (including, but not limited to, attorneys’ fees and court costs) relating to his employment by the Employer to the fullest extent permissible under the law.  This indemnification shall include Employee’s heirs, administrators or executor and each of them provided that Employee, his heirs, administrators or executors or one of them promptly notifies Employer of adverse claims or threatened or actual lawsuits.  Employee, his heirs, administrators or executors as appropriate shall provide complete cooperation to Employer, its attorneys and agents in such case to the extent possible.  This indemnity by Employer notwithstanding this paragraph shall not include the gross negligence, misconduct or criminal acts or omissions on the part of the Employee.

NON-COMPETITION AGREEMENT

19.         Both parties acknowledge that the Employee’s position is one of considerable responsibility and requires considerable training, relationships and contacts with customers, clients and potential customers and clients, and experience that it will take a substantial amount of Employer’s time to replace an employee who has received such training, relationships, contacts and experience as are typically afforded by Employer.

20.         As a condition of employment and continued employment of Employee by Employer, the parties mutually agree that confidentiality is required in connection with the business of Employer and in connection with the operations and the names of Employer’s customers and clients, and that accordingly, it is vital that Employer be protected from direct or indirect competition from key employees whose employment might be terminated by or from Employer, said protection required during employment and for a reasonable period of time after termination thereof.

21.         It is hereby agreed by and between the parties that, as a part of the valuable consideration of the employment and continued employment of Employee by Employer:

a.               That Employee shall treat and keep secret all matters relating directly or indirectly to the business of Employer, including but not limited to, the contents of all manuals, memoranda, production, marketing, promotional and training materials, financial statements, sales and operations records, business methods, systems and forms, production records, billing rates, cost rates, employee salaries and work histories, customer and client lists, mailing lists, processes, inventions, formulas, job production and cost records, special terms with customers and clients or any other information relative to the past, present or prospective customers and operations as completely confidential information entrusted to him solely for use in his capacity as an employee of Employer.  Employee further agrees not to keep and/or use any papers, records, or any information whatsoever relative to any of the matters referred to in the preceding sentence, nor shall Employee furnish, make available or otherwise divulge such information to any person during or after his employment by Employer, unless specifically instructed to do so in writing signed by the Chief Operating Officer of Employer.

b.              That if for any reason Employee shall voluntarily or involuntarily terminate his employment or Employer shall terminate Employee, it is specifically agreed and understood that Employee, for a  period commencing on the date of termination and terminating on the earlier of (i) the normal expiration of the then effective Term or Extended Term or (ii) six (6) months following the date of termination, shall not, within a radius of fifty (50) miles of Dubuque, Iowa or Opelousas, Louisiana and/or any entities within Peninsula Gaming, LLC (the “Territories”), directly or indirectly engage in, be interested in, or in any manner whatsoever be connected with any casino or racino located within the Territories.  The Territories shall not include the State of Nevada.

c.               That if for any reason Employee shall voluntarily or involuntarily terminate his employment or Employer shall terminate Employee, it is specifically agreed and understood that Employee, for a period of one (1) year from the date of termination, shall not, directly or indirectly, in any capacity whatsoever, hire or solicit for employment any individual employed as an employee of Employer at any time during the three (3) months preceding the date of termination.

d.              That if for any reason Employee shall voluntarily or involuntarily terminate his employment or Employer shall terminate Employee or this Agreement otherwise expires, Employee shall promptly deliver to the Employer all materials of a confidential nature as described herein and such other materials relating to the Employer’s business in Employee’s possession or control.

NOTICES

22.         Any notice required or permitted under this Agreement shall be in writing and shall be sent certified mail, return receipt requested.  Any such notice shall be deemed given when so sent as follows:

If to Employer, to:

Jonathan Swain

Peninsula Gaming, LLC

P.O. Box 1750

Dubuque, IA  52004-1750

If to the Employee, to:

Michael Howard

643 Linden Street

Shreveport, LA  71106

APPLICABLE LAW

23.         This Agreement shall be governed by the laws of the State of Iowa.  The parties agree that any dispute arising out of this Agreement, or the interpretation of its terms, whether monetary or otherwise, shall be decided by binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association (“AAA”).  The arbitration shall be heard before a single arbitrator in Las Vegas, NV under the expedited rules of the AAA.  The costs of the arbitration shall be borne equally between Employer and Employee with each side to bear each side’s own attorneys fees and costs.

MODIFICATION

24.         Both parties acknowledge and agree that this Agreement constitutes the complete  and entire agreement between the parties; that the parties have executed this Agreement based upon the express terms and provisions set forth herein; that the parties have not relied on any representations, oral or written, which are not set forth in this Agreement; that no previous agreement, either oral or written, shall have any effect on the terms or provisions of this Agreement; and that all previous agreements, either oral or written, are expressly superseded and revoked by this Agreement.

25.         Both parties acknowledge and agree that the covenants and/or provisions of this Agreement may not be modified by any subsequent agreement unless the modifying agreement; (i) is in writing; (ii) contains an express provision referencing this Agreement; (iii) is signed by the Employee; and (iv) is signed by an authorized signatory of the Employer.

This Agreement shall be effective on the first day and year above written.

EMPLOYEE:

/s/ Michael Howard
Michael Howard

EMPLOYER:

THE OLD EVANGELINE DOWNS, L.L.C.

By:	/s/ Jonathan Swain
Jonathan Swain
Chief Operating Officer
Peninsula Gaming, LLC and as an
Authorized signatory of The Old
Evangeline Downs, L.L.C.